Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT (this “Agreement”), made and entered into as of the              day of                     , 2005 (the “Commencement Date”) by and between IMPERIAL SUGAR COMPANY, a Texas corporation, and                      (“Employee”), an individual residing in                     ;

WITNESSETH:

WHEREAS, the Company wishes to secure the continued services of Employee and, subject to the provisions of this Agreement, desires to provide a benefit to Employee in the event of Employee’s Involuntary Termination of Employment with respect to a Change of Control of the Company, as such terms are hereinafter defined;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means (i) any corporation in which the shares owned or controlled, directly or indirectly, by the Company represent eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of such corporation, (ii) any corporation which owns or controls, directly or indirectly, eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of the Company, and (iii) any corporation in which eighty percent (80%) or more of the voting power of the issued and outstanding capital stock is owned or controlled, directly or indirectly, by any corporation which owns or controls, directly or indirectly, eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of the Company.

(b) “Board” shall mean the Board of Directors of Imperial Sugar Company, or its successor.

(c) The Company shall have “Cause” to terminate Employee’s employment with the Company (i) if Employee fails to make a good faith effort to carry out any lawful directive of the Board or Employee’s supervisor which failure is not cured within five days of notice thereof, (ii) if Employee engages in any act which results in or may reasonably be expected to result in the Employee’s conviction, plea of guilty or no contest, or imposition of unadjudicated probation, for a felony or a crime (other than minor traffic violations) involving moral turpitude; (iii) if Employee uses alcohol, narcotics or other controlled substances which use is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which impairs, or could reasonably be expected to impair, the Employee’s performance of Employee’s duties to the Company; (iv) if Employee engages in an act or acts of dishonesty which adversely affects or could reasonably be expected to adversely affect the Company or (v) for any reason which constitutes cause under any written employment agreement between Employee and the Company that was entered into prior to the Effective Date of the Change of Control.

(d) A “Change of Control” shall be deemed to have occurred if any of the following shall have taken place: (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than (A) the Company or any of its Affiliates or subsidiaries, (B) an employee benefit plan of the Company or trustee or other fiduciary holding securities under an employee benefit plan of the Company or person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) an entity owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of Common Stock or (E) Lehman Brothers Holdings Inc. or any its domestic or foreign subsidiaries or affiliates (including, without limitation, Lehman Brothers Inc.) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities; (ii)

the Company has sold substantially all of its assets to an unrelated third party or (iii) following the election or removal of directors, a majority of the Board of Directors consists of individuals who were neither members of the Board of Directors one (1) year before such election or removal nor approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the one-year period or were similarly approved.

(e) “Company” means Imperial Sugar Company, a Texas corporation, or any successor and its Affiliates.

(f) “Disability” means Employee’s inability to fulfill Employee’s duties and responsibilities as an officer of the Company due to physical or mental disability that continues for 180 consecutive days or more, or for an aggregate of 180 days in any period of twelve months. Evidence of such disability shall be certified by a physician acceptable to both the Company and Employee.

(g) The “Effective Date” of a Change of Control shall mean the date of occurrence of the specified event constituting such Change of Control.

(h) “Good Reason” means Employee’s termination of employment with the Company following the occurrence of any of the following events that occurs on or after the Effective Date of a Change of Control without Employee’s prior written consent:

(i) a material diminution of Employee’s authority, duties or responsibilities from those assigned to Employee immediately prior to the Effective Date of the Change of Control;

(ii) (A) a reduction in Employee’s salary or bonus potential or (B) a material reduction in Employee’s other compensation or benefits (except, in the case of either (A) or (B), for any reduction applied to similarly situated executives generally) from those available to Employee immediately prior to the Effective Date of the Change of Control;

(iii) a relocation of Employee’s primary office from the metropolitan area of its location on the Effective Date of the Change of Control; or

(iv) the failure of the Company to obtain the unconditional assumption in writing or by operation of law of the Company’s obligations to Employee under this Agreement by any successor prior to or at the time of a reorganization, merger, consolidation, or disposition of all or substantially all of the assets of the Company or similar transaction.

(i) “Involuntary Termination of Employment” means a termination of Employee’s employment by the Company without Cause or by the Employee for Good Reason. Notwithstanding the foregoing, Involuntary Termination of Employment shall not include termination of Employee’s employment by reason of death or Disability.

(j) “Protected Period” means the period (i) commencing on the earlier of (A) ninety (90) days prior to the Effective Date of a Change of Control or (B) the execution by all parties of a definitive agreement the closing pursuant to which would constitute a Change in Control, and (ii) ending (A), if the period commenced under paragraph (i)(A) above, eighteen (18) months after the Effective Date of a Change of Control, or (B) if the period commenced under paragraph (i)(B) above, the earlier of (1) eighteen (18) months after the Effective Date of a Change of Control, or (2) the cessation of the Company’s active efforts to consummate the transaction contemplated by the agreement.

2. Change of Control Benefit. In the event Employee experiences an Involuntary Termination of Employment during the Protected Period Employee shall, upon execution of General Release in the Company’s customary form, be entitled to receive, within 30 days after the later of Employee’s Involuntary Termination of Employment and the effectuation of the Change in Control, a lump sum payment (the “Change of Control Benefit”) equal to the lesser of (a) [            ] months of Employee’s then current base salary amount or (b) the maximum amount that Employee could receive pursuant to such Change of Control without becoming subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). Employee shall not be entitled to receive any payments under this Agreement with respect to more than one Change of Control or if Employee has an Involuntary Termination of Employment other than during the Protected Period or has a termination of employment at any time for any other reason.

3. Status of Agreement. The benefits payable under this Agreement shall be independent of, and in addition to, benefits payable under any other agreement relating to Employee’s employment that may exist from time to time between the parties hereto, or any other compensation payable by the Company to Employee, whether salary, bonus or otherwise. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto nor shall any provision hereof restrict the right of the Company to discharge Employee or restrict the right of Employee to terminate his employment at any time or for any reason.

4. Term of Agreement. Subject to Employee’s earlier termination of employment with the Company this Agreement shall remain in effect until 18 months after the Commencement Date, and except upon written notice of non-renewal from the Board dated 15 days prior to its expiration shall automatically be renewed and extended for successive one-year terms.

(a) Notwithstanding the foregoing, if this Agreement is in effect as of the (i) the date that the Company or an Affiliate publicly announces its intention to enter into a transaction that, if consummated, would result in a Change in Control, (ii) the date that the Company or an Affiliate enters into a written understanding relating to a transaction that, if consummated, would result in a Change in Control, whether or not such written understanding is binding, or (iii) the date the Company enters into discussions with any party pursuant to a written confidentiality and/or standstill agreement relating to a transaction that, if consummated, would result in a Change in Control, or if this Agreement becomes effective after a date described in clauses (i), (ii) or (iii) above and, as of the date the Agreement has become effective, the Company has not ceased active efforts to consummate such a transaction, this Agreement shall automatically be renewed for an additional term.

(b) Such term shall end on the earlier of (i) 18 months following the Effective Date of such Change of Control or (ii) the cessation of the Company’s active efforts to consummate the transaction described in subsection (a) (i), (ii) or (iii) as applicable, but in no event earlier than the date such term would have ended had there been no such automatic renewal.

5. Source of Payments. All payments provided in this Agreement shall be paid in cash from the general funds of the Company. Employee shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid the Company in meeting its obligations hereunder. Employee shall cooperate and provide to the Company any documentation as may be required to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this paragraph, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and Employee or any other person. The rights of Employee or Employee’s estate to benefits under this Agreement shall be solely those of an unsecured creditor of the Company.

6. Death of Employee. In the event Employee dies subsequent to Employee’s entitlement to benefits under this Agreement but prior to the payment of such benefits, such benefits payable to Employee shall be paid to Employee’s estate.

7. Withholding of Taxes. The Company may deduct from the amount of any benefits payable hereunder any taxes required to be withheld by the federal or any state or local government.

8. Prohibition Against Assignment. The right of Employee to benefits under this Agreement shall not be assigned, transferred, pledged or encumbered in any way, and any attempted assignment, transfer, pledge, encumbrance or other disposition of such benefits shall be null and void and without effect; provided, however, that the Company may assign this entire Agreement to any successor to all or substantially all of the Company’s capital stock or business and assets and this Agreement shall be binding on any such successor.

9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Employee, his heirs, executors, administrators and legal representatives. As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company.

10. Entire Agreement. This Agreement constitutes the entire understanding between parties hereto with respect to the subject matter hereof, and may be modified only by a written instrument executed by both parties hereto.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

12. Severability. If, for any reason, any provision of this Agreement is held invalid, in whole or in part, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If this Agreement or any portion thereof conflicts with law or regulation governing the activities of the Company, the Agreement or appropriate portion thereof shall be deemed invalid and of no force or effect.

13. Non-Competition; Non-Solicitation. Employee will not (a) for a period of six months from the date of termination directly or indirectly perform any services (whether as an employee, consultant, principal or agent) for any entity which then competes with any business of the Company in North America or (b) for a period of one year from the date of termination solicit for employment by any entity any person who, at the time of such termination or within six months prior thereto, is or was employed by the Company (or whose activities are dedicated to the Company). The preceding sentence clause (b) shall not prevent the Employee from tendering an offer of employment to any person (i) who was discharged by the Company or (ii) who, without prior solicitation by the Employee, responds to newspaper or other general public media advertisements by the Company for employees. Should Employee violate this Section 13, in addition to any other remedies the Company may have against Employee, Employee shall, upon the Company’s demand, return to the Company the full amount of the Change of Control Benefit.

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SIGNATURE PAGE FOLLOWS

IN WITNESS THEREOF, the Company has caused this Agreement to be executed and its seal affixed hereunto by its officers thereunto duly authorized, and Employee has signed this Agreement, all as of the day and year first above written.

IMPERIAL SUGAR COMPANY

Robert A. Peiser
President and Chief Executive Officer

ATTEST:

Secretary

[SEAL]

[Employee]